Exhibit 21.1
                      List of the Company's Subsidiaries



Name                                    Place of Incorporation
-------------------------------------   -----------------------
IAT AG                                  Switzerland

IAT Deutschland GmbH                    Germany
Interaktive Medien Systeme

FSE Computer-Handel GmbH                Germany
& Co. KG

IAT Communications Systems              Germany
GmbH

IAT Communication AG                    Switzerland